EXHIBIT 21
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     SUBSIDIARIES


     1. Fine Host Services Corporation, a Delaware corporation.
     2. Fanfare, Inc., a Massachusetts corporation.
     3. Creative Food Management, Inc., an Ohio corporation.
     4. Northwest Food Service, Inc., an Idaho corporation.
     5. PCS Holdings Corp., a North Carolina corporation (formerly known as
           HCS Management Corp.).
     6. Republic Management Corp. of Massachusetts, a Massachusetts corporation.
     7. Serv-Rite  Corporation,  a New York  corporation.
     8. Best, Inc., a Minnesota  corporation.
     9. Ideal Management Services, Inc., a New York corporation.
    10. Sun West Services, Inc., a New Mexico corporation.
    11. Service Dynamics Corp., a New Jersey corporation.
    12. Statewide Catering, Inc., a New York corporation.
    13. Global Food Services, Inc., a Florida corporation.
    14. Total Food Service Direction, Inc., a Florida corporation.

































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